Exhibit 99.1

Company Press Release

First Bancorp of Indiana, Inc. Announces Financial Results

EVANSVILLE, Ind., July 22, 2005 /PRNewswire-FirstCall/ -- First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank (the "Bank"), reported net earnings of $376,000 for the quarter ended June 30, 2005, compared to a $578,000 net loss for the same quarter last year. Last year's comparative quarter included one-time charges associated with the withdrawal from the company's defined benefit pension plan and the early extinguishment of borrowed funds that together totaled $1.2 million before tax. For the fiscal year ended June 30, 2005, net income was $1.5 million compared to last year's $305,000.

Earnings for the year ended June 30, 2005, represented $0.98 per average outstanding share (diluted) compared to $0.20 the preceding fiscal year. The company repurchased 61,239 shares of common stock during the twelve months ended June 30, 2005, and 32,574 option shares were exercised. These transactions resulted in 1,597,649 shares outstanding at June 30, 2005. The company's board of directors authorized the payment of dividends totaling 59 cents per share during the year ended June 30, 2005, a 6.3 percent increase from fiscal 2004.

Total interest income for the year ended June 30, 2005, increased $2.9 million, or 27.1 percent, from the preceding fiscal year due primarily to growth in the average loan and investment securities portfolios. At the same time, higher average balances of deposits and borrowings together with a rising cost of funds produced a $1.3 million increase in total interest expenses. Consequently, net interest income improved 27.3 percent.

Noninterest income declined $210,000, or 11.1 percent, between the comparative fiscal years. This change was attributed primarily to lesser gains on loan sales. At the same time, noninterest expenses for the year ended June 30, 2005, were 11.4 percent below the same period in fiscal 2004. However, excluding last year's one-time costs associated with the withdrawal from the defined benefit pension plan and the early extinguishment of debt, noninterest expenses increased approximately 5.7 percent. Increased advertising and software licensing fees were among the major contributors to the higher level of recurring noninterest expenses.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.


CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-423-3196.

                         First Bancorp of Indiana, Inc.
                        Consolidated Financial Highlights
                                 (in thousands)

                                                       6/30/2005       6/30/2004
                                                      ==========================
Selected Balance Sheet Data:                          (unaudited)
----------------------------
Total assets                                             277,368         264,065
Investment securities                                     13,821           9,663
Mortgage-backed securities                                51,498          65,846
Loans receivable, net                                    154,546         162,687
Deposit accounts                                         195,733         182,740
Short-term borrowings                                          0          12,500
Long-term debt                                            45,000          35,667
Equity capital                                            29,921          28,968

                                                             Twelve months
                                                             ended June 30,
                                                         2005             2004
                                                      ==========================
Selected Operating Data:                              (unaudited)
------------------------
Interest income                                           13,700         10,775
Interest expense                                           6,003          4,727
                                                      -------------------------
Net interest income                                        7,697          6,048
Provision for loan losses                                    360            226
                                                      -------------------------
Net interest income after provision                        7,337          5,822
Noninterest income                                         1,678          1,888
Noninterest expense                                        6,586          7,431
                                                      -------------------------
Income before income taxes
  and cumulative effect of a                               2,429            279
  change in accounting principle
Income taxes                                                 897            (26)
                                                      -------------------------
Net income                                                 1,532            305
                                                      =========================

                                                            At or for the year
                                                              ended June 30,
Selected Financial Ratios:                                  2005           2004
--------------------------                               =======================
Performance Ratios:                                      (unaudited)
Return on average assets                                       0.55%       0.14%
Return on average equity                                       5.19%       1.01%
Basic earnings per share                                       1.02        0.21
Diluted earnings per share                                     0.98        0.20
Interest rate spread                                           2.84%       2.83%
Net interest margin                                            2.97%       3.02%
Other expenses as a % of average total assets                  2.37%       3.42%

Asset Quality Ratios:
Nonperforming loans as a % of total loans                      0.27%       0.19%
Nonperforming assets as a % of total assets                    0.17%       0.13%
Allowance for loan losses as a % of total loans                0.55%       0.66%
Allowance for loan losses as a %
  of nonperforming loans                                     204.06%     353.44%

For further information:
Michael H. Head, President & CEO
(812) 423-3196